CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional constituting parts of this Post-Effective Amendment No. 95 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 7, 2003, relating to the financial statements and financial highlights appearing in the August 31, 2003 Annual Report to Shareholders of Vanguard U.S. Growth Fund, which is also incorporated by reference into the Registration Statement We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA

June 10, 2004